Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™
Announces Second Quarter Operating Results up 27%

REDDING, California, July 22, 2005/ PR Newswire — Bank of Commerce Holdings (NASDAQ: BOCH), a $468.2 million financial services holding company, parent company of Redding Bank of Commerce, Roseville Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage today announced operating results for the second quarter 2005.

Bank of Commerce Holdings’ net income for the second quarter 2005 was $1,471,000, an increase of 26.7% compared to $1,161,000 the second quarter 2004. Diluted earnings per share for the quarter were $0.16 per diluted share compared to $0.13 per diluted share for the second quarter 2004. The Company reports earnings of $2,847,000 for the six-month period ended June 30, 2005 up 25.3% from the $2,273,000 reported for the same six-month period in 2004. Diluted earnings per share for the six-month period 2005 was $0.31 compared with $0.26 for the same period in 2004, a 19.2% increase.

The increase in earnings is primarily attributed to the volume of loan activity over the prior year enhanced in a rising rate environment and coupled with growth in stable core deposits.

The net effect of the increase in volume of earning assets and increase in yield on earning assets, resulted in an increase of $1,705,000 in net interest income for the six-month period ended June 30, 2005 over the same period in 2004. Net interest margin increased sixteen basis points to 4.59% from 4.43% for the same six-month period a year ago. Yields on earning assets increased to 6.07% compared with 5.49% a year ago. Funding costs have increased to 1.91% from 1.34% a year ago related to deposit cost increases and longer term liability funding.

The loan portfolio has had solid growth increasing 6.7% or $21.4 million since December 31, 2004. Loan growth is funded from liquidity sources including increases in core deposit relationships and longer-term Federal Home Loan Bank borrowings.

Bank of Commerce Holdings’ annualized return on average equity was 14.32% for the quarter ended June 30, 2005, compared to 12.58% for the quarter ended June 30, 2004. Return on average assets was 1.29% compared to 1.16% for the quarter ended June 30, 2004.

Provision for loan losses were $354,000 for the six months ended June 30, 2005 compared with $289,000 for the same six-month period of 2004. The increase in provision is directly related to the volume increases in the portfolio. Redding Bank of Commerce’s allowance for loan losses was 1.20% of total loans at June 30, 2005 and 1.24% at June 30, 2004. Year-to-date net charge-offs were $72,931 compared to $346,000 for the prior years period.

The Company’s consolidated liquidity position remains adequate to meet expected short and long term future contingencies. At June 30, 2005, the Company had overnight investments of $11.9 million and available lines of credit of approximately $67.5 million. The available-for-sale security portfolio totaled $72.7 million at June 30, 2005.

Total stockholder’s equity increased from December 31, 2004 by $2.1 million to $37.4 million at June 30, 2005. The increase was a result of earnings of $2.8 million; $555,000 from exercises of stock options and a decrease in accumulated other comprehensive income of approximately $236,000. Dividends totaling $1.03 million were distributed to shareholders.

Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce, Roseville Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982.

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. The forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment.
•	Changes in the interest rate environment and volatility of rate sensitive deposits.
•	The health of the economy declines nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.
•	Credit quality deteriorates which could cause an increase in the provision for loan losses.
•	Losses in the Company’s merchant credit card processing business.
•	Asset/Liability matching risks and liquidity risks.
•	Changes in the securities markets.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Risk factors that may affect results”. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Bank of Commerce Holdings
Quarterly Financial Condition Data
(Amounts in Thousands, except per share amounts)
(Unaudited)
For the Quarter Ended

	June 30,	March 31,	Dec 31,	Sept. 30,	June 30,
	2005	2005	2004	2004	2004
Cash and due from banks	$19,300	$14,167	$13,121	$13,816	$14,461
Federal funds sold and securities purchased under agreements to resell	11,895	19,760	6,120	12,155	15,155

Total Cash & Equivalents	31,195	33,927	19,241	25,971	29,616
Securities available-for-sale	72,709	77,276	82,443	78,475	74,257
Securities held to maturity, at cost	5,889	423	449	490	566
Loans, net of allowance for loan losses	340,230	320,453	318,801	306,531	287,886
Bank premises and equipment, net	5,581	5,436	5,484	5,589	5,700
Other assets	12,611	13,207	12,127	11,496	11,847

TOTAL ASSETS	$468,215	$450,722	$438,545	$428,552	$409,872

Liabilities:
Demand — noninterest bearing	$77,960	$75,393	$82,263	$79,409	$73,067
Demand — interest bearing	115,772	111,723	108,645	108,348	102,051
Savings	26,898	24,367	23,471	25,112	24,354
Certificates of deposit	148,507	144,051	138,500	139,104	132,640

Total deposits	369,137	355,534	352,879	351,973	332,112

Securities sold under agreements to repurchase	21,537	13,517	2,004	1,489	1,496
Federal Home Loan Bank borrowings	30,000	35,000	35,000	30,000	35,000
Other liabilities	5,119	5,705	8,379	4,266	3,964
Junior subordinated debt payable to subsidiary grantor trust	5,000	5,000	5,000	5,000	5,000

Total liabilities	430,793	414,756	403,262	392,728	377,572
Stockholders’ equity:
Common stock	10,894	10,756	10,537	10,714	9,745
Retained earnings	27,097	26,067	25,079	25,416	23,604
Accumulated other comprehensive income (loss), net	(569)	(857)	(333)	(306)	(1,049)

Total stockholders’ equity	37,422	35,966	35,283	35,824	32,300
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$468,215	$450,722	$438,545	$428,552	$409,872

Interest Income:
Net interest income	$4,861	$4,856	$4,606	$4,269	$4,087
Provision for loan losses	177	177	173	131	97

Net interest income after provision for loan losses	4,684	4,679	4,433	4,138	3,990
Noninterest Income:
Service charges	102	103	118	133	126
Merchant credit card service income, net	78	99	104	81	94
Net gain on sale of securities available-for-sale	0	(2)	0	0	0
Mortgage brokerage fee income	71	86	74	64	32
Other income	297	256	338	295	242

Total noninterest income	548	542	634	573	494
Noninterest Expense:
Salaries and related benefits	1,645	1,693	1,678	1,500	1,368
Net Occupancy and equipment expense	349	387	407	395	363
Professional service fees	173	205	184	177	296
Other expenses	720	635	567	569	613

Total noninterest expense	2,887	2,920	2,836	2,641	2,640

Income before income taxes	2,345	2,301	2,231	2,070	1,844
Provision for income taxes	874	925	793	803	683

Net Income	$1,471	$1,376	$1,438	$1,267	$1,161

Bank of Commerce Holdings
Quarterly Financial Condition Data
(Amounts in Thousands, except per share amounts)
(Unaudited)
For the Quarter Ended

Key Financial Information

	June 30,	March 31,	Dec 31,	Sept. 30,	June 30,
	2005	2005	2004	2004	2004
Net earnings per share- basic	$0.17	$0.16	$0.17	$0.15	$0.14
Net earnings per share- diluted	$0.16	$0.16	$0.17	$0.14	$0.13
Dividends per share	$0.06	$0.06	$0.23	$0.00	$0.00
Net Interest Margin	4.66%	4.66%	4.56%	4.41%	4.43%

Average Total Equity	$41,101	$39,628	$38,261	$37,089	$36,922
Return on Average Equity	14.32%	15.89%	15.03%	13.15%	12.58%
Average Assets	$457,036	$445,037	$432,171	401,980	399,383
Return on Average Assets	1.29%	1.24%	1.33%	1.21%	1.16%
Efficiency Ratio	55.18%	55.93%	55.97%	56.06%	58.88%

Total Assets	$468,215	$450,722	$438,545	$428,552	$409,872
Loans, net of allowances	$340,230	$320,453	$318,801	$306,531	$287,886
Deposits	$369,137	$355,534	$352,879	$351,973	$332,112
Stockholders’ Equity	$37,422	$35,966	$35,283	$35,824	$32,300
Total shares outstanding	8,618	8,572	8,503	8,503	8,193
Book Value per share	$4.34	$4.20	$4.15	$4.22	$3.94

Loan to deposit ratio	92.17%	91.27%	90.35%	87.09%	86.69%
Non-performing assets to total assets	0.73%	0.46%	0.54%	0.79%	0.83%
Non-performing loans to total loans	1.00%	0.63%	0.74%	1.10%	1.17%
Allowance for loans losses to total loans	1.20%	1.25%	1.20%	1.20%	1.24%

Leverage capital	9.25%	9.29%	9.27%	9.79%	9.71%
Tier 1 risk based capital	11.15%	10.95%	11.34%	11.91%	11.91%
Total risk based capital	12.23%	12.06%	12.42%	13.02%	13.03%